QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MDU RESOURCES GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Your VOTE is important

MDU Resources Group, Inc. Proxy Statement

                            2003 Notice of Annual Meeting
                            and Proxy Statement

Schuchart Building	Martin A. White
918 East Divide Avenue	Chairman, President & Chief Executive Officer
Mailing Address: P.O. Box 5650 Bismarck, ND 58506-5650 (701) 222-7900

March 7, 2003

To Our Stockholders:

        Please join us for the 2003 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 22, 2003, at 11:00 a.m., Central Daylight Savings Time, at 909 Airport Road, Bismarck, North Dakota 58504.

        The formal matters are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We also will have a brief report on current matters of interest. Lunch will be served following the meeting.

        We were pleased with the stockholder response for the 2002 Annual Meeting at which 82.13 percent of the Common Stock was represented in person or by proxy. We hope for an even greater representation at the 2003 meeting.

        You may vote your shares by telephone, by the Internet or by returning the enclosed letter proxy. Representation of your shares at the meeting is very important. We urge you to submit your proxy promptly by one of the three methods.

        I hope you will find it possible to attend the meeting.

                      Sincerely,

                      Martin A. White

MDU RESOURCES GROUP, INC.
Schuchart Building
918 East Divide Avenue

Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 222-7900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 2003

March 7, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MDU Resources Group, Inc. will be held at 909 Airport Road, Bismarck, North Dakota 58504, on Tuesday, April 22, 2003, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

  (1)
  To elect three Directors to three year terms; and

  (2)
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on February 24, 2003, as the record date for the determination of common stockholders who will be entitled to notice of, and to vote at, the meeting.

        All stockholders who find it convenient to do so are cordially invited and urged to attend the meeting in person.

                      By order of the Board of Directors,

                      LESTER H. LOBLE, II
                      Secretary

PROXY STATEMENT

        This Proxy Statement is being furnished beginning March 7, 2003, by the Board of Directors of MDU Resources Group, Inc. (Company) to solicit proxies for use at the Annual Meeting of Stockholders. The meeting will be held on April 22, 2003.

        Your proxy is solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding proxy material to you. Georgeson & Company, Inc. additionally will solicit proxies for approximately $6,500 plus out-of-pocket expenses.

VOTING INFORMATION

        Who may vote?    You may vote if you owned shares of Common Stock at the close of business on February 24, 2003. Each share owned on that date may be voted on each matter presented at the meeting. As of February 24, 2003, the Company had 74,042,667 shares outstanding entitled to one vote per share.

        What am I voting on?    You are voting on:

  •
  The election of 3 Directors for 3 year terms each; and

  •
  any other business properly brought before the meeting.

        What vote is required to pass an item of business?    A majority of the outstanding shares of Common Stock entitled to vote must be present in person or represented by proxy to hold the meeting.

        A plurality of votes of the Common Stock shares entitled to vote and present in person or represented by proxy is required to elect a Director. "Withheld" votes are not counted in determining whether a plurality of votes was received by a Director nominee.

        How do I vote?    There are three ways to vote by proxy:

  •
  by calling the toll free telephone number on the proxy;

  •
  by using the Internet; or

  •
  by returning the enclosed letter proxy in the envelope provided.

        You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. Follow their instructions.

        You may have electronic access charges you must pay for Internet voting.

        Counsel has advised the Company that the Internet and telephone voting procedures meet legal requirements.

        Can I revoke my proxy?    Yes. You can revoke your proxy by:

  •
  filing written revocation with the Secretary before the meeting;

  •
  filing a proxy bearing a later date with the Secretary; or

  •
  revoking a proxy at the meeting and voting in person.

        Who owns more than 5 percent of the Common Stock?    As of February 24, 2003, no person held of record or beneficially owned 5 percent or more of the outstanding Company Common Stock other than New York Life Trust Company, Norwood, MA, which held approximately 7.5 percent of the Common Stock as trustee of the Company's 401(k) Retirement Plan. New York Life Trust Company disclaims all beneficial ownership of these shares.

ELECTION OF DIRECTORS

        Mr. Douglas C. Kane resigned as a Director on October 31, 2002. He was first elected to the Board in 1991. The Company thanks Mr. Kane for his many years of distinguished service.

        Three Directors will be elected at the meeting for a term of three years each until 2006, and until their respective successors are elected. All nominees are incumbent Directors and nominated for reelection. Your proxy holder will vote your shares for the Board's nominees unless you instruct otherwise. If a nominee is unable to serve as a Director, your proxy holder may vote for any substitute nominee proposed by the Board. Unless specifically noted, no corporation or organization named below is a parent, subsidiary, or other affiliate of the Company. Information concerning the nominees, including their ages, years of service as Directors, and business experience as furnished the Company by each nominee, is as follows:

DIRECTOR NOMINEES FOR THREE YEAR TERM

Harry J. Pearce	Director Since 1997
Age 60	Nominated for term expiring in 2006

Mr. Pearce is Chairman of Hughes Electronics Corporation. He formerly was Vice Chairman and a Director of General Motors Corporation. He is a Director of Marriott International, Inc., and the National Defense University Foundation, Inc., and is Chairman of the United States Air Force Academy's Board of Visitors, the GM Cancer Research Foundation, and The Marrow Foundation. He is President of the Leukemia & Lymphoma Society Research Foundation and a Fellow of the American College of Trial Lawyers. He also serves on the Board of Trustees of Howard University and Northwestern University. He currently serves as Lead Director and on the Audit and Compensation Committees.
Homer A. Scott, Jr.	Director Since 1981
Age 68	Nominated for term expiring in 2006

Mr. Scott is engaged in the banking and hospitality business in the states of Wyoming and Montana. He is Chairman of First Interstate BancSystem, Inc.; the principal owner, Chairman and President of Sugarland Enterprises, Inc., and the managing partner of Sugarland Development Company, a commercial property development company in Sheridan, Wyoming. Sugarland Enterprises, Inc. owns and manages four Perkins Restaurants, a Holiday Inn, and Powder Horn Ranch, a housing development and golf course near Sheridan. He currently serves on the Audit and Compensation Committees.

Sister Thomas Welder, O.S.B.	Director Since 1988
Age 62	Nominated for term expiring in 2006

Sister Welder is the President of the University of Mary, Bismarck, North Dakota. She is a Director of St. Alexius Medical Center of Bismarck and Chair of its Marketing Committee. She is a Director of the Bismarck-Mandan Development Association and is a member and past Director of the Bismarck-Mandan Area Chamber of Commerce. She also is a member of the North Dakota Higher Education Roundtable, and the Theodore Roosevelt Medora Founder's Society, and is a past member of the Consultant-Evaluator Corps for the North Central Association of Colleges and Schools. She currently serves on the Finance and Nominating Committees.

The Board recommends a vote "For" each nominee.

CONTINUING INCUMBENT DIRECTORS

        Information concerning the continuing incumbent Directors, whose terms expire in 2004 or 2005, including their ages, years of service as Directors, and business experience as furnished the Company by each Director, is as follows:

DIRECTOR TERMS EXPIRING IN 2004

Dennis W. Johnson	Director Since 2001
Age 53	Term Expires in 2004

Mr. Johnson is Chairman and Chief Executive Officer of TMI Systems Design Corporation, TMI Transport Corporation and TMI Storage Systems Corporation, all of Dickinson, North Dakota, manufacturers of casework and architectural woodwork. He also is a Director and past Chairman of the Theodore Roosevelt Medora Foundation, a member of the Dickinson State University Foundation Board, and a member of the business advisory council for Steffes Corporation. He previously was a Director of the Federal Reserve Bank of Minneapolis. He currently serves on the Audit and Finance Committees.
John L. Olson	Director Since 1985
Age 63	Term Expires in 2004

Mr. Olson is President and Chief Executive Officer of Blue Rock Products Company and of Blue Rock Distributing Company, a beverage bottling and distributing company, respectively, Sidney, Montana. He also is Chairman of Admiral Beverage Corporation, Worland, Wyoming, and Ogden, Utah; former Chairman and Director of the Foundation for Community Care, Sidney, Montana; Vice Chairman and a member of the Executive Committee of the University of Montana Foundation; a Director of BlueCross BlueShield of Montana; and trustee for Blue Rock Products Company Profit Sharing Trust, Sidney, Montana. He currently serves on the Audit and Nominating Committees.

Joseph T. Simmons	Director Since 1984
Age 67	Term Expires in 2004

Mr. Simmons retired in May 1997 as a Professor of Accounting and Finance, University of South Dakota, Vermillion, and was Visiting Professor of Finance, University of Warsaw, Warsaw, Poland (February—July 1994). Mr. Simmons is Chairman and President of Simmons Financial Management, Inc. He also is a Director of RE/SPEC in Rapid City, South Dakota, and a Director and Vice President-Finance for Dairilean, Inc. in Sioux Falls, South Dakota. He currently serves on the Finance and Nominating Committees.
Martin A. White	Director Since 1998
Age 61	Term Expires in 2004

Mr. White was elected Chairman of the Board of the Company in February 2001. He joined the Company in November 1991 as Vice President-Corporate Development and was named Senior Vice President-Corporate Development in November 1995. Effective April 1, 1998, Mr. White became President and Chief Executive Officer. He also serves as Chairman, a Director and/or an officer of all principal subsidiaries, and as Chairman of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Prior to joining the Company, he was the Chairman and Chief Executive Officer of White Resources Corporation (November 1989-October 1991); Executive Vice President and Chief Operating Officer of Consolidated TVX Mining Corporation of Chile (January 1988-November 1989); and Chairman, President, and Chief Operating Officer of Entech Inc. (September 1986-December 1988), which formerly comprised the non-utility subsidiaries of Montana Power Company. He is a member of the University of Mary Board of Trustees, the Missouri Slope Areawide United Way Board of Trustees and the North Dakota Lewis & Clark Bicentennial Foundation Board.

DIRECTOR TERMS EXPIRING IN 2005

Bruce R. Albertson	Director Since 2001
Age 57	Term Expires in 2005

Mr. Albertson was named President and Chief Executive Officer of Brown Jordan International, Pompano Beach, Florida, formerly WinsLoew Furniture, Inc., a manufacturer and distributor of casual and commercial furniture, in January 2002. He also was elected Chairman of the Insurance IQ Company in October 2002. Mr. Albertson was President and Chief Executive Officer of Iomega Corporation, a data management solutions company, Roy, Utah, from January 2000 to May 2001. He joined Iomega Corporation as President and Chief Operating Officer and a Director in 1999. He formerly served as Vice President, Marketing and Product Management, worldwide for the General Electric Company (GE) from 1996 to 1999, and as President/Regional Executive, GE Appliances in Hong Kong from 1992 to 1996. He began his career with GE in 1973. He currently serves on the Audit and Nominating Committees.

Thomas Everist	Director Since 1995
Age 53	Term Expires in 2005

Mr. Everist is President and Chairman of The Everist Company, Sioux Falls, South Dakota, an aggregate, concrete and asphalt production company. He previously was President and a Director of L.G. Everist, Inc., Sioux Falls, South Dakota, an aggregate production company. He is a Director of Showplace Wood Products, Sioux Falls, South Dakota, a semi-custom cabinets manufacturer; a Director of Short, Elliott, Hendrickson, Inc., an engineering and architectural consulting firm; and a Director of Raven Industries, Inc., Sioux Falls, South Dakota, a general manufacturer of electronics, sewn products, and plastics. He currently serves on the Compensation and Finance Committees.
Robert L. Nance	Director Since 1993
Age 66	Term Expires in 2005

Mr. Nance is President and Chief Executive Officer of Nance Petroleum Corporation, Billings, Montana, an oil and gas exploration and production company. He also is a Director of First Interstate BancSystem, Inc., President and Chief Executive Officer of Ronan, Inc., and a Director and Senior Vice President of St. Mary Land and Exploration Co. of Denver, Colorado. He serves on the Executive Committee of the Independent Petroleum Association of America and is past Chairman of the Petroleum Technology Transfer Council. He currently serves on the Finance and Nominating Committees.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

					Long-term compensation
	Annual compensation				Awards				Payouts
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)
Name and principal position	Year	Salary ($)	Bonus(1) ($)	Other annual compen- sation(2) ($)	Restricted stock awards ($)		Securities underlying Options/SARs (#)		LTIP payouts ($)		All other compen- sation(7) ($)

Martin A. White	2002	517,038	509,340		—	(3)	—		—		6,000
—Chairman of the Board, President & C.E.O.	2001 2000	450,000 394,269	374,500 333,239		594,800 198,125	(4) (4)	180,000 —	(5)	— 393,118	(6)	5,100 5,100

Douglas C. Kane	2002	273,942	—		—	(3)	—		—		1,069,333
—Executive Vice President, Chief Administrative & Corporate Development Officer(8)	2001 2000	249,127 226,654	145,446 140,035		148,700 99,063	(4) (4)	62,400 —	(5)	— 178,690	(6)	5,100 5,100

Ronald D. Tipton	2002	306,815	111,958		—	(3)	—		—		6,000
—C.E.O. of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.	2001 2000	279,038 254,277	35,437 135,024		148,700 99,063	(4) (4)	72,000 —	(5)	— 181,517	(6)	5,100 5,100

Warren L. Robinson	2002	278,265	182,840		—	(3)	—		—		6,000
—Executive Vice President, Treasurer & Chief Financial Officer	2001 2000	237,077 188,462	146,290 110,912		148,700 79,250	(4) (4)	62,400 —	(5)	— 121,529	(6)	5,100 5,100

Lester H. Loble, II	2002	236,688	153,455	1,860	—	(3)	—		—		6,000
—Executive Vice President, General Counsel & Secretary	2001 2000	190,846 161,654	105,219 81,486	13,291 4,551	118,960 59,438	(4) (4)	54,600 —	(5)	— 89,345	(6)	5,100 4,850

Vernon A. Raile	2002	169,037	88,808	1,095	—	(3)	—		—		5,071
—Senior Vice President, Controller and Chief Accounting Officer	2001 2000	146,394 124,644	58,122 52,815	10,194 2,591	44,610 49,531	(4) (4)	20,800 —	(5)	— 50,052	(6)	3,250 3,739

(1)
Granted pursuant to the Executive Incentive Compensation Plan.

(2)
Above-market interest on deferred compensation.

(3)
At December 31, 2002, the Named Officers held the following amounts of restricted stock: Mr. White—35,000 shares ($903,350); Mr. Kane—0 shares; Mr. Tipton—12,500 shares ($322,625); Mr. Robinson—11,000 shares ($283,910); Mr. Loble—8,500 shares ($219,385) and Mr. Raile—5,250 shares ($135,503).

(4)
Valued at fair market value on the date of grant. Nonpreferential dividends are paid on the restricted stock.

(5)
Options granted pursuant to the 1992 KESOP or the 1997 Executive Long-Term Incentive Plan for the 2001-2003 performance cycle.

(6)
Dividend equivalents paid with respect to options granted pursuant to the 1992 KESOP for the 1998-2000 performance cycle.

(7)
Totals shown are the Company contributions to the Company 401(k) Retirement Plan except for Mr. Kane. Mr. Kane's total is comprised of $6,000 Company contribution to the Company 401(k) Retirement Plan and $1,063,333 paid in connection with his resignation as an officer on October 31, 2002.

(8)
Mr. Kane resigned as an officer of the Company on October 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end(1) (#)		Value of unexercised, in-the-money options at fiscal year-end ($)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Martin A. White	—	—	60,760	180,000	274,635
Douglas C. Kane	—	—	55,800	0	252,216
Ronald D. Tipton	—	—	49,125	72,000	222,045
Warren L. Robinson	—	—	37,950	62,400	171,534
Lester H. Loble, II	—	—	34,000	54,600	207,309
Vernon A. Raile	—	—	15,630	20,800	70,648
(1)
Vesting is accelerated upon a change in control.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35

$125,000	$79,229	$87,759	$96,288	$104,818	$113,347
150,000	95,346	105,689	116,031	126,373	136,715
175,000	111,464	123,619	135,773	147,928	160,082
200,000	129,501	143,469	157,436	171,403	185,370
225,000	140,481	154,449	168,416	182,383	196,350
250,000	151,401	165,369	179,336	193,303	207,270
300,000	187,641	201,609	215,576	229,543	243,510
350,000	235,221	249,189	263,156	277,123	291,090
400,000	276,201	290,169	304,136	318,103	332,070
450,000	316,101	330,069	344,036	358,003	371,970
500,000	387,501	401,469	415,436	429,403	443,370
550,000	387,501	401,469	415,436	429,403	443,370

        The Table covers the amounts payable under the Salaried Pension Plan and non-qualified Supplemental Income Security Plan (SISP).

        Pension benefits are determined by the step-rate formula that places emphasis on the highest consecutive 60 months of earnings within the final 10 years of service.

        Benefits for single participants under the Salaried Pension Plan are paid as straight life amounts and benefits for married participants are paid as actuarially reduced pensions with a survivorship benefit for spouses, unless participants choose otherwise.

        The Salaried Pension Plan also permits pre-retirement survivorship benefits upon satisfaction of certain conditions. Additionally, certain reductions are made for employees electing early retirement.

        The Internal Revenue Code places maximum limitations on benefit amounts that may be paid under the Salaried Pension Plan.

        The Company has adopted a non-qualified SISP for senior management personnel. In 2002, 92 senior management personnel participated in the SISP, including the Named Officers.

        Both plans cover salary shown in column (c) of the Summary Compensation Table and exclude bonuses and other forms of compensation.

        Upon retirement and reaching age 65, participants in the SISP may elect a retirement benefit or a survivors' benefit with the benefits payable monthly for 15 years or as an equivalent life annuity.

        As of December 31, 2002, the Named Officers were credited with the following years of service under the plans:

Name	Pension Service Years	SISP Service Years

Martin A. White	11	11
Douglas C. Kane	31	21
Ronald D. Tipton	19	19
Warren L. Robinson	14	14
Lester H. Loble, II	15	15
Vernon A. Raile	22	21

        The maximum years of service for benefits under the Pension Plan is 35. Vesting under the SISP begins at 3 years and is complete after 10 years. Benefit amounts under both plans are not subject to reduction for offset amounts.

CHANGE-OF-CONTROL AND SEVERANCE ARRANGEMENTS

        The Company entered into Change of Control Employment Agreements with the Named Officers and other executives ("executives") in November 1998, which provide certain protections to the executives in the event there is a change of control of the Company.

        If a change of control occurs, the agreements provide for a three-year employment period from the date of the change of control, during which the executive is entitled to receive a base salary not less than the highest amount paid within the preceding twelve months, and annual bonuses not less than the highest bonus paid within the three years before the change of control, and to participate in the Company's incentive, savings, retirement and welfare benefit plans.

        The agreements also provide that specified severance payments and benefits would be provided if the executive's employment is terminated during the employment period (or if connected to the change of control, prior thereto) by the Company, other than for cause or disability, or by the executive for good reason, which includes for any reason during the 30-day period beginning on the first anniversary of the change of control.

        In such event, the executive would receive an amount equal to three times his annual base pay plus three times his highest annual bonus (as defined). In addition, he would receive (i) an immediate pro-rated cash-out of his bonus for the year of termination based on the highest annual bonus and (ii) an amount equal to the excess of (a) the actuarial equivalent of the benefit under Company qualified and nonqualified retirement plans that he would receive if he continued employment with the Company for an additional three years over (b) the actual benefit paid or payable under these plans.

        The executive and family would continue to be covered by the Company's welfare benefit plans for three years. The executive also would receive outplacement benefits. Finally, the executive would receive an additional payment if necessary to make him or her whole for any federal excise tax on excess parachute payments imposed upon the executive, unless the total parachute payments were not more than 110% of the safe harbor amount for that tax (in which event the executive's payments would be reduced to the safe harbor amount).

        For these purposes, "cause" generally means the executive's willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or misconduct materially injurious to the Company. "Good reason" generally includes the diminution of the executive's position, authority, duties or responsibilities, the reduction of the executive's pay or benefits, and relocation or increased travel obligations.

        Subject to certain exceptions described in the agreements, a "change of control" is defined in general as (i) the acquisition by an individual, entity, or group of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors without the approval of a majority of the members of the Board who were members of the Board as of November 1998 or whose election was approved by such Board members; (iii) a merger or similar transaction; or (iv) the stockholders' approval of the Company's liquidation or dissolution.

        The Company entered into a separation and release agreement with Mr. Douglas C. Kane in October 2002. Under the agreement, Mr. Kane agreed to resign, effective October 31, 2002, from his positions as Executive Vice President and Chief Administrative and Corporate Development Officer, and from his membership on the boards of directors of the Company and any related entities, and to become Special Projects Advisor to the Chief Executive Officer from November 1, 2002 until May 31, 2004. As Special Projects Advisor, Mr. Kane will receive a monthly salary of approximately $23,000 until May 31, 2004. In addition, as consideration for Mr. Kane's agreement to release all claims related to his employment and membership on the Company's boards or termination thereof, including any rights to future participation in various stock and bonus plans, Mr. Kane received $1,063,333 in January 2003. Mr. Kane forfeited his unvested stock options. Termination of employment for purposes of his vested stock options will be May 31, 2004. Mr. Kane's change of control agreement has expired and he acknowledged that he has no rights under that agreement. Other benefits to which Mr. Kane is entitled or to which he will become entitled upon termination of his position as Special Projects Advisor are determined in accordance with the terms and conditions of the Company's plans and programs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

        The Compensation Committee of the Board of Directors is responsible for determining the compensation of the Company's executive officers. Composed entirely of non-employee Directors, the Committee meets several times each year to review and determine compensation for the executive officers, including the Chief Executive Officer.

Executive Compensation

        During 2002, the Compensation Committee conducted a study of the Company's executive compensation programs. With assistance from outside advisors, the Committee evaluated key elements of total direct compensation in the current program, including base salary, annual incentives and long-term incentives. The evaluation process included current trends in competitive compensation and legal and regulatory developments. The outside advisors also surveyed employees, including management, and Directors for their insight into the effectiveness of the current compensation program and desired outcomes of a new program. Based upon this, beginning in 2003, the Committee has made several changes to its approach to long-term incentive compensation, including the elimination of stock options and restricted stock grants. The changes are discussed below.

        The Committee believes that appropriate compensation levels succeed in both attracting and motivating high quality employees. To implement this philosophy, the Committee analyzes trends in compensation among comparable companies participating in the oil and gas industry, segments of the energy and mining industries, the peer group of companies used in the graph following this report, and similar companies from general industry. The Committee then sets compensation levels that it believes are competitive within the industry and structured in a manner that rewards successful job performance. There are three components of total executive compensation: base salary, annual incentive compensation, and long-term incentive compensation.

        In setting base salaries, the Committee does not use a particular formula. In addition to the above data, other factors the Committee uses in its analysis include the executive's current salary in comparison to the competitive industry standard as well as individual performance. Mr. White, the Chairman, President and Chief Executive Officer, received a 15.6% increase in base salary for 2002. During 2002, only approximately 27.8% of Mr. White's compensation was base pay. The remainder was performance-based. This reflects the Committee's belief in the importance of having substantial at risk compensation to provide a direct and strong link between performance and executive pay. For the other Named Officers, the Committee targeted salaries at the midpoint of the competitive industry standard, rather than at 95% of the midpoint, as in the past. The other Named Officers received base salary increases averaging 15.38% for 2002.

        In keeping with the Committee's belief that compensation should be directly linked to successful performance, the Company employs both annual and long-term incentive compensation plans. The annual incentive compensation is determined under the Executive Incentive Compensation Plan. The Committee makes awards based upon the level of corporate earnings, cost efficiency, and individual performance. Mr. White received a total of $509,340 (or 130.6% of the targeted amount) in annual incentive compensation for 2002; the other Named Officers received an average of $141,701 or 130.6% of the targeted amount, (except Mr. Tipton who received $111,958 or 72.7% of the targeted amount and Mr. Kane who did not receive a bonus), based upon achievement of corporate earnings and individual performance above the target level.

        Long-term incentive compensation serves to encourage successful strategic management and is awarded under two plans: the 1992 Key Employee Stock Option Plan and the 1997 Executive Long-Term Incentive Plan. No options were granted in 2002. Options that were granted in 2001 with a three-year performance cycle (2001-2003) remain outstanding.

        The Committee accelerated vesting of 54 percent of the restricted stock granted under the 1997 Executive Long-Term Incentive Plan, based on achievement of performance goals for the three-year period 2000-2002 at the 54th percentile.

        In recent years, the Committee has used stock options with dividend equivalents and performance-accelerated restricted stock as the components of long-term incentive compensation. Options were granted every three years with three-year performance cycles. The options became exercisable automatically in nine years, but vesting was accelerated if the performance goals were met after three years. The size of the awards was based upon the executive's established pay grade, which took into consideration the job's internal value, based on overall complexity and responsibility, and external value as reflected in a market competitiveness comparison.

        Effective in 2003, several changes are being made to the long-term incentive program as a result of the study discussed above. The Committee does not expect to make additional stock option or restricted stock grants under the 1997 Executive Long-Term Incentive Plan. The Committee will use performance shares, with dividend equivalents, as the form of long-term incentive compensation, beginning with grants in 2003. These awards are expected to be made annually and will be paid out, if earned, in Company common stock. The performance periods will generally be three years, and performance goals will compare Company performance against a peer group in specified areas. This new long-term award is designed to ensure the retention value and the motivation effect of the Company's long-term compensation program on the Company's executive officers.

        All regular employees participate in the growth of the Company through the Option Award Program. Stock options were granted under this program to all employees in 1998 and in 2001.

        At December 31, 2002, there were approximately 3,240,845 million options outstanding under the Company's various plans, which is approximately 4.38% of shares outstanding.

        In 1994, the Board of Directors adopted Stock Ownership Guidelines under which executives are required to own Company Common Stock valued from one to four times their annual salary.

        The Committee monitors the impact of federal tax laws on executive compensation, including Section 162(m) of the Internal Revenue Code. The deductibility of some types of compensation depends upon the timing of an executive's vesting or exercise of awards or on whether such awards qualify as "performance-based" under the provisions of Section 162(m). The Committee will consider the possible tax effect when structuring performance-based compensation but may pay compensation to its executive officers that is not fully deductible.

                Harry J. Pearce, Chairman
                Thomas Everist, Member
                Homer A. Scott, Member

MDU RESOURCES GROUP, INC.
COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (1)

Total Stockholder Return Index (1997=100)

(1)
All data is indexed to December 31, 1997, for the Company, the S&P 500, and the Peer Group. Total stockholder return is calculated using the December 31 price for each year. It is assumed that all dividends are reinvested in stock at the frequency paid, and the returns of each component peer issuer of the group is weighted according to the issuer's stock market capitalization at the beginning of the period.

  Peer Group issuers are Allegheny Energy, Inc., Allete, Inc., Alliant Energy Corporation, Black Hills Corporation, Comstock Resources, Inc., Equitable Resources, Inc., Florida Rock Industries, Inc., Hanson PLC ADR, KeySpan Corporation (returns included for the full years of trading for 1999 through 2002), Kinder Morgan, Inc., Louis Dreyfus Natural Gas Corp. (returns included for the full years of trading for 1998 through 2000. Discontinued trading in 2001, the result of the acquisition by Dominion Resources, Inc.), Martin Marietta Materials, Inc., Newfield Exploration Company, NICOR, Inc., OGE Energy Corp., ONEOK, Inc., Peoples Energy Corporation, Pogo Producing Company, Quanta Services, Inc. (returns included for the full years of trading for 1999 through 2002), Questar Corporation, SCANA Corporation, Stone Energy Corporation, TECO Energy, Inc., UGI Corporation, Vectren Corporation (formerly Indiana Energy, Inc.), Vulcan Materials Company, and XTO Energy, Inc.(formerly Cross Timbers Oil Company).

INFORMATION CONCERNING EXECUTIVE OFFICERS

        Executive officers of the Company are elected by the Board of Directors and serve until the next annual meeting of the Board. Any executive officer so elected may be removed at any time by the affirmative vote of a majority of the Board. Certain information concerning such executive officers, including their ages, present corporate positions, and business experience, is set forth below.

Name	Age	Present Corporate Position and Business Experience
Martin A. White.	61	Chairman of the Board, President and Chief Executive Officer. For information about Mr. White, see "Election of Directors."
Cathleen M. Christopherson	58
		Ms. Christopherson was elected Vice President-Corporate Communications effective November 1989. Prior to that she served as Assistant Vice President-Corporate Communications effective September 1989 and Division Manager of Montana-Dakota Utilities Co., a Division of the Company, from August 1984.
Richard A. Espeland	59
		Mr. Espeland was elected Vice President-Human Resources effective August 2000. Prior to that he served as Human Resources Manager from June 1990, and Human Resource Development Manager effective December 1989.
Lester H. Loble, II	61
		Mr. Loble was elected Executive Vice President, General Counsel and Secretary effective May 2002. Prior to that he served as Vice President, General Counsel and Secretary of the Company effective May 1999 and as General Counsel and Secretary of the Company effective May 1987. Mr. Loble also serves as a Director and/or Vice President, General Counsel and Secretary of the principal subsidiaries of the Company. Mr. Loble also is a member and the Secretary of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., Divisions of the Company.
Vernon A. Raile	58
		Mr. Raile was elected Senior Vice President, Controller and Chief Accounting Officer effective November 2002. Prior to that he served as Vice President, Controller and Chief Accounting Officer effective August 1992 and as Controller and Chief Accounting Officer from May 1989, Assistant Treasurer from December 1987, and Tax Manager from March 1980.

Warren L. Robinson	52
		Mr. Robinson was elected Executive Vice President, Treasurer and Chief Financial Officer of the Company effective May 1999. Prior to that he served as Vice President, Treasurer and Chief Financial Officer of the Company effective August 1992. He serves in similar positions and as a Director of the principal subsidiaries of the Company. Mr. Robinson was elected President and Chief Executive Officer of Centennial Holdings Capital Corp. in November 2000, and of FutureSource Capital Corp. and InterSource Insurance Company in 2001. He also is a member of the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., Divisions of the Company. Prior to 1992 he served as Treasurer and Assistant Secretary from December 1989, Manager of Corporate Development and Assistant Treasurer from May 1989 to December 1989, and Manager of Corporate Development from October 1988.
Ronald D. Tipton	56
		Mr. Tipton was elected Chief Executive Officer of Montana-Dakota Utilities Co. and of Great Plains Natural Gas Co. effective July 1, 2000. He previously was President and Chief Executive Officer of Montana-Dakota Utilities Co. effective January 1995. Prior to that time he served Williston Basin Interstate Pipeline Company in the following capacities: President and Chief Executive Officer from May 1994, President from May 1990, Executive Vice President from May 1989, and Vice President-Gas Supply from January 1985. From January 1983 to January 1985 he was the Assistant Vice President-Gas Supply of Montana-Dakota Utilities Co.
Robert E. Wood	60
		Mr. Wood was elected Vice President-Public Affairs and Environmental Policy of the Company effective August 1991. Before that he was Vice President-Public Affairs from June 1986. For five years prior thereto he served as Manager of Legislative Affairs for the Company.

SECURITY OWNERSHIP

        The Table below sets forth the number of shares of capital stock of the Company owned beneficially as of December 31, 2002, by each Director and each nominee for Director, each Named Officer and by all Directors and executive officers of the Company as a group.

			Common Shares Beneficially Owned Include:
Name	Common Shares Beneficially Owned(1)		Shares Individuals Have Rights to Acquire Within 60 Days(2)		Shares Held By Family Members(3)	Percentage of Class
Bruce R. Albertson	9,431		6,000			*
Thomas Everist	1,764,000	(4)	12,750			2.4%
Dennis W. Johnson	13,171	(5)	6,000		2,027	*
Douglas C. Kane	117,454	(6)(7)	55,800		23,335	*
Lester H. Loble, II	67,953	(7)	34,000			*
Robert L. Nance	34,805	(8)	15,000		1,000	*
John L. Olson	42,200		12,750			*
Harry J. Pearce	63,263		6,000			*
Vernon A. Raile	52,472		15,630
Warren L. Robinson	64,845	(7)	37,950		686	*
Homer A. Scott, Jr.	31,817	(9)	15,000			*
Joseph T. Simmons	31,656	(10)	15,000			*
Ronald D. Tipton	105,252	(7)	49,125			*
Sister Thomas Welder	20,085	(11)	15,000	(11)		*
Martin A. White	121,333	(7)	60,760		21,581	*
All Directors and executive officers of the Company as a group (18 in number)	2,642,448	(7)	387,528		48,629	3.6%
*
Less than one percent of the class.
(1)
"Beneficial Ownership" means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.
(2)
Indicates shares of the Company's stock that certain executive officers and Directors have the right to acquire within 60 days pursuant to stock options. Shares indicated are included in the Common Shares Beneficially Owned column.
(3)
Shares indicated are included in the Common Shares Beneficially Owned column.
(4)
Includes 1,740,000 shares of Common Stock acquired through the sale of Connolly-Pacific to the Company.
(5)
Mr. Johnson disclaims all beneficial ownership of the 2,027 shares owned by his wife.
(6)
Mr. Kane disclaims all beneficial ownership of the 23,335 shares owned by his wife. Mr. Kane resigned as a Director and executive officer on October 31, 2002.
(7)
Includes full shares allocated to the officer's account in the Company's 401(k) Retirement Plan.
(8)
Includes 1,000 shares held by Ronan, Inc.

(9)
Includes 16,817 shares held by Homer A. Scott, Jr. Trust. Mr. Scott is co-trustee of the trust and shares voting and investment power with respect to these shares.
(10)
Includes 9,444 shares held by Simmons Professional Financial Planning, Inc.
(11)
The total includes shares held by the Annunciation Monastery (of which community Sister Welder is a member) and by the University of Mary (of which Sister Welder is the president). The Monastery owns 4,700 shares and it may acquire 15,000 shares within 60 days pursuant to stock options. The University owns 385 shares. Sister Welder disclaims all beneficial ownership of the shares owned by the Monastery and the University.

BOARD AND COMMITTEE MEETINGS

        During 2002, the Board of Directors held six meetings.

        The Board has an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating Committee. All committees are composed entirely of outside Directors.

        The Audit Committee meets regularly with management, internal auditors, and representatives of the Company's independent public accountants. During 2002, the Committee met seven times.

        The Compensation Committee, which met four times during 2002, sets compensation levels for executive officers and recommends compensation for the Company Directors to the full Board.

        The Finance Committee, which met ten times during 2002, reviews corporate financial plans, policies, budgets, investments and acquisitions, and reviews and authorizes actions necessary to issue and sell Company Common Stock and debt securities.

        The Nominating Committee, which met three times during 2002, makes Director nominee recommendations to the full Board.

        Each incumbent Director attended more than 90 percent of the combined total meetings of the Board and the Committees on which the Director served during 2002.

DIRECTORS' COMPENSATION

        Each non-officer Director receives $20,000 ($33,000 for the Lead Director) and 1,000 shares of Company Common Stock as an annual retainer for Board service.

        Audit, Nominating, Finance and Compensation Committee Chairmen each receive a $4,000 annual retainer.

        Each non-officer Director additionally receives $1,500 for each Board meeting attended and each Committee member receives $1,000 for each Committee meeting attended.

        Each non-officer Director receives an annual option to purchase 3,000 shares of Common Stock. On May 16, 2002, each non-officer Director received an option to purchase which vested immediately and is exercisable for 10 years from date of grant. The exercise price is $29.315, the fair market value of the stock on the date of grant.

        The Company post-retirement income plan for Directors was terminated in May 2001 for current and future Directors. The net present value of each Director's benefit was calculated and converted into phantom stock. Payment is deferred pursuant to the Deferred Compensation Plan for Directors and will be made in cash over a five-year period after the Director's retirement from the Board.

ACCOUNTING AND AUDITING MATTERS

        On February 14, 2002, upon the recommendation of the Audit Committee, the Board of Directors approved the dismissal of Arthur Andersen LLP as the Company's independent auditors following the 2001 audit. New auditor candidates thereafter were reviewed by the Audit Committee. On March 25, 2002, the Board of Directors accepted the Audit Committee's recommendation that the firm of Deloitte & Touche LLP be retained as independent auditors for the Company for fiscal year 2002.

        In connection with the audits for the fiscal years ended 2000 and 2001 and through February 20, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference thereto in connection with its reports on the financial statements of the Company for such time periods. Also, during those time periods, there were no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

        Arthur Andersen LLP's reports on the financial statements of the Company for each of the fiscal years ended 2000 and 2001 neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        The Company provided Arthur Andersen LLP with a copy of the foregoing disclosure, and a letter from Arthur Andersen LLP confirming its agreement that this disclosure was filed as an exhibit to the Company's Current Report on Form 8-K, dated February 20, 2002.

        During the Company's two fiscal years ended December 31, 2001 and the subsequent interim period through March 25, 2002, the Company did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders. It is not anticipated that the representative will make a prepared statement at the meeting. However, he or she will be free to do so if he or she so chooses, as well as respond to appropriate questions.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of five non-employee Directors of the Company. All members are independent as defined in the applicable New York Stock Exchange listing standards. The Committee held seven meetings during 2002.

        The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the committee are Homer A. Scott, Jr., Chairman, Bruce R. Albertson, Dennis W. Johnson, John L. Olson and Harry J. Pearce.

        The Audit Committee is governed by a written charter adopted in 1979 and reissued on May 11, 2000.

        In connection with the December 31, 2002 financial statements, the Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountant the independent accountant's independence.

        Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

        The Audit Committee has considered whether the provision of services covered in Items 9(e)(2) and (e)(3) of Schedule 14A under the Securities Exchange Act of 1934 is compatible with maintaining the independence of Deloitte & Touche LLP. The Committee believes that the fees billed by Deloitte & Touche LLP for the services set forth below are compatible with Deloitte & Touche LLP maintaining its independence as the Company's principal accountant.

        Audit Fees:    The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for 2002 are $617,500.

        All Other Fees:    The aggregate fees billed or expected to be billed for services rendered by Deloitte & Touche LLP, other than services described in the preceding paragraph, for 2002 were $302,700.

Homer A. Scott, Jr. Chairman
Bruce R. Albertson
Dennis W. Johnson
John L. Olson
Harry J. Pearce

OTHER BUSINESS

        The management of the Company knows of no other matter to come before the meeting. However, if any matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

SHARED ADDRESS STOCKHOLDERS

        In accordance with a notice sent to eligible stockholders who share a single address, the Company is sending only one annual report and proxy statement to that address unless the Company received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce the Company's printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Office of the Treasurer at the below address. Eligible stockholders of record receiving multiple copies of the Company's annual report and proxy statement can request householding by contacting the Company in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

2004 ANNUAL MEETING OF STOCKHOLDERS

        Director Nominations:    The Company's Bylaws provide that Director nominations may be made only by the Board or the Nominating Committee, or by a stockholder entitled to vote who has delivered written notice to the Company Secretary (containing certain information specified in the Bylaws) at least 120 days prior to the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting.

        Other Meeting Business:    The Bylaws also provide that no business may be brought before an annual stockholders' meeting except as specified in the meeting notice or as otherwise properly brought before the meeting by the Board or by a stockholder entitled to vote who has delivered written notice to the Company Secretary (containing certain information specified in the Bylaws) at least 120 days prior to the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting.

        Discretionary Voting:    Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows the Company to use discretionary voting authority to vote on matters coming before an annual stockholders' meeting if the Company does not have notice of the matter at least 45 days before the anniversary date on which the Company first mailed its proxy materials for the prior year's annual stockholders' meeting or the date specified by an advance notice provision in the Company's Bylaws. The Company's Bylaws contain such an advance notice provision as described above. For the Company's Annual Meeting of Stockholders expected to be held on April 27, 2004, stockholders must submit such written notice to the Company Secretary on or before November 10, 2003.

        Stockholder Proposals:    These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Exchange Act. For purposes of the Company's Annual Meeting of Stockholders expected to be held on April 27, 2004, any stockholder who wishes to submit a proposal for inclusion in the Company's proxy materials must submit such proposal to the Company Secretary on or before November 10, 2003.

        Bylaw Copies:    A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Company Secretary.

        A copy of the Company's Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2002, which is required to be filed with the Securities and Exchange Commission, will be made available to stockholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to the Office of the Treasurer of MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, Mailing Address: P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 222-7900. The Company's Annual Report on Form 10-K also may be accessed through the Company's website at www.mdu.com.

                        By order of the Board of Directors,

                        Lester H. Loble, II
                        Secretary
                        March 7, 2003

MDU RESOURCES GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 22, 2003
11:00 a.m. Central Daylight Savings Time

909 Airport Road
Bismarck, ND 58504

If you consented to access the Annual Report to Stockholders and Proxy Statement via the Internet, these documents may be viewed by going to the MDU Resources Group, Inc. website.
 The website address is:
http://www.mdu.com/2003-proxy.html

Schuchart Building 918 East Divide Avenue
Mailing Address: P.O. Box 5650 Bismarck, ND 58506-5650 (701) 222-7900	proxy

This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting of Stockholders on April 22, 2003.

This proxy will also be used to provide voting instructions to New York Life Trust Company, as Trustee of the MDU Resources Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.

The undersigned hereby appoints Martin A. White and Lester H. Loble, II, and each of them, proxies, with full power of substitution, to vote all Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. (CDT), April 22, 2003, at 909 Airport Road, Bismarck, ND 58504, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side. Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by Touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this letter proxy in the envelope provided (no postage is necessary if mailed in the United States). If no directions are given, the proxies will vote in accord with the Directors' recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY # CONTROL #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.
VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK***EASY***IMMEDIATE
• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CDT) on Monday, April 21, 2003.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
• Follow the simple instructions the Voice provides you.
VOTE BY INTERNET—www.eproxy.com/mdu/—QUICK***EASY***IMMEDIATE
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CDT) on Monday, April 21, 2003.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
The Company has been advised by counsel that the procedures for Internet and Telephone voting are consistent with the requirements of applicable law.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to MDU Resources Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all Nominees.

1. Election of directors:	01 Harry J. Pearce 02 Homer A. Scott, Jr. 03 Sister Thomas Welder, O.S.B.	☐	Vote FOR all nominees "Except" as indicated below	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.
Address Change? Mark Box ☐ Indicate changes below:		Date

Signature(s) in box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

PROXY STATEMENT
VOTING INFORMATION
ELECTION OF DIRECTORS
DIRECTOR NOMINEES FOR THREE YEAR TERM
CONTINUING INCUMBENT DIRECTORS
DIRECTOR TERMS EXPIRING IN 2004
DIRECTOR TERMS EXPIRING IN 2005
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
PENSION PLAN TABLE
CHANGE-OF-CONTROL AND SEVERANCE ARRANGEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
MDU RESOURCES GROUP INC. COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (1)
INFORMATION CONCERNING EXECUTIVE OFFICERS
SECURITY OWNERSHIP
BOARD AND COMMITTEE MEETINGS
DIRECTORS' COMPENSATION
ACCOUNTING AND AUDITING MATTERS
AUDIT COMMITTEE REPORT
OTHER BUSINESS
SHARED ADDRESS STOCKHOLDERS
2004 ANNUAL MEETING OF STOCKHOLDERS